Exhibit 99.1

National Grid USA Companies’

Incentive Thrift Plan I

Statements of Net Assets Available for Benefits as of December 31, 2019 and 2018 and Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2019

Supplemental Schedule as of December 31, 2019 and Report of Independent Registered Public Accounting Firm

Contents

Report of Independent Registered Public Accounting Firm	1-2

Financial Statements

Statements of Net Assets Available for Benefits as of December 31, 2019 and 2018	3

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2019	4

Notes to Financial Statements	5 – 15

Supplemental Schedule:

Form 5500, Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year)	16

NOTE:

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Retirement Plans Committee and Plan Participants

National Grid USA Companies’

    Incentive Thrift Plan I

Brooklyn, New York

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I (the Plan) as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related notes and schedule (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

1

Retirement Plans Committee and Plan Participants

National Grid USA Companies

    Incentive Thrift Plan I

Supplemental Information

The supplemental schedule of assets (held at end of year) (supplemental information) has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

CliftonLarsonAllen LLP

We have served as the Plan’s auditor since 2007.

Phoenix, Arizona

June 24, 2020

National Grid USA Companies Incentive Thrift Plan I

Statements of Net Assets Avaialable for Benefits

December 31, 2019 and 2018

	2019	2018
Assets
Investments, at fair value	$2,294,296,403	$1,886,392,963

Plan interest in Master Trust	263,297,415	266,134,467

Receivables:
Notes receivable from participants	25,213,565	23,760,826
Employer contributions receivable	2,431,002	-
Dividends	2,271,754	2,571,125

Total receivables	29,916,321	26,331,951

Net assets available for benefits	$2,587,510,139	$2,178,859,381

The accompanying notes are an integral part of the financial statements.

National Grid USA Companies’ Incentive Thrift Plan I

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2019

Changes in net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$412,083,805
Interest and dividend income	11,985,564
Net investment income from Master Trust	6,658,089
Other additions	271,900

Total investment income	430,999,358

Interest income on participant notes receivable	1,057,987

Contributions:
Employee contributions	84,682,262
Employer contributions	49,527,351
Rollover contributions	11,705,361

Total contributions	145,914,974

Distributions:
Benefits paid to participants	(172,162,273)
Fees	(596,632)

Total distributions	(172,758,905)

Net increase before transfer of assets from a related Plan	405,213,414
Net transfer of assets from Thrift Plan II	3,437,344
Net assets available for benefits:
Beginning of year	2,178,859,381

End of year	$2,587,510,139

The accompanying notes are an integral part of the financial statements.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2019 and 2018

Note 1.	Description of the Plan

The following description of the National Grid USA Companies’ Incentive Thrift Plan I (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

Plan Description

The Plan was established effective January 1, 1980, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System (“NEES”), to provide a long-range program of systematic savings for eligible employees (the “Participants”). The Plan was renamed National Grid USA Companies’ Incentive Thrift Plan I upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA.

Employees of participating subsidiaries of National Grid USA (collectively, the “Employers” or the “Company”) are immediately eligible to participate in the Plan upon employment, but will not receive Employer Matching Contributions (“Matching Contributions”) from the Employers until the first of the month following three months of service. Certain individuals are not eligible to participate in the Plan, including but not limited to leased employees, interns, co-op students, summer students, and independent contractors or individuals paid by an agency or party other than the Company, or any employee covered under a collective bargaining agreement.

The Plan was prepared in conformity with the Employee Retirement Income Security Act of 1974 (“ERISA”).

The plan administrators were changed effective May 9, 2018 from the Benefits Committee and the Investment Committee to the Retirement Plans Committee of National Grid USA Service Company, Inc. (the “Administrator”). The Board of Directors of National Grid plc has the governing authority to amend the Plan, but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc. (“Service Company”).

Vanguard serves as record keeper of the Plan. The Vanguard Fiduciary Trust Company is trustee and custodian for all assets and Participant accounts with the exception of the Master Trust. Wells Fargo Bank, N.A. (“Wells Fargo”) is the Master Trustee and custodian for the assets of the Plan related to investments in the Galliard Stable Value Fund.

Effective January 1, 2019 the Plan adopted a safe harbor design for hardship distributions. The Plan was amended to provide participants with a true up Matching Contribution for 2019 plan year and thereafter, if the participant is employed on the last day of the plan year, including participants who had hardship withdrawals during the year.

Effective April 6, 2019, new contributions to the National Grid Share Fund will only be permitted if a participant’s investment in the fund is less than 20% of their account balance. If a participant was invested in more than 20% as of effective date, they may maintain their current investment but cannot make future contributions or exchanges until they fall below the 20% threshold. This restriction does not apply to reinvestment of dividends. On or after April 6, 2019, any contributions or exchanges directed to this fund that exceed 20% will be redirected to the plans’ Qualified Default Investment Alternative (“QDIA”) and participants may then redirect to any other fund except the National Grid Share Fund.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2019 and 2018

Effective April 6, 2019, participants may invest up to 95% of their account in a self-directed brokerage option offered by the plan. Investments are limited to mutual funds not already offered in the plan. Loans and distributions are not permitted from the self-directed brokerage account until the participant sells their holdings and transfers the proceeds to the plan’s core investment options. However, the self-directed brokerage account balances will be included in the calculation to determine the loan amount available.

The Plan has evaluated subsequent events for recognition or disclosure through June 24, 2020, the date the financial statements were issued.

The Setting Every Community Up for Retirement Enhancement (“SECURE Act”) was signed into law on December 20, 2019. The Plan has adopted certain provisions of the SECURE Act effective January 1, 2020.

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. The pandemic in the United States and throughout the world has resulted in substantial volatility in financial markets. This has had a significant adverse impact on investment portfolios. As a result, the Plan’s investments have incurred a significant decline in fair value since December 31, 2019.

The Coronavirus Aid Relief, and Economic Security Act (“CARES Act”) was passed by the U.S. Senate on March 26, 2020. The Plan has adopted certain temporary loan and distribution provisions allowed by the CARES Act.

Effective April 1, 2020, certain plan recordkeeping fees paid by participants were reduced and new distributions fees were added to the Plan.

Contributions

The Plan is a defined contribution plan. An eligible employee can make Elective Contributions through Contribution Agreements (also known as “Salary Reduction Agreements” or “Elective Contributions”) to have from 1 percent to 50 percent of their eligible compensation contributed to the Plan on their behalf. Participants can choose whether their Elective Contributions to the Plan will be calculated on their Base Pay or All Pay.

Base Pay is defined as the Participant’s regular pay, prior to any salary reductions for Elective Contributions to the Thrift Plan, and any other salary reductions under the Health Care Spending Account, Health Savings Account, Dependent Care Reimbursement Account or for Company health care coverage.

Base Pay excludes all other forms of compensation, including supplemental disability income, amounts deferred under other plans, reimbursements of expenses, incentive pay, commissions, options, payments made in lieu of vacation days or under short- or long-term disability provisions, awards, overtime, premiums, and any other additional forms of earnings (including Company contributions to or under any other employee benefit plan, such as health insurance, pension, or severance pay).

All Pay is Base Pay, as defined above, plus overtime, commissions, premium pay, and any incentive pay.

The annual employee pre-tax Elective Contributions by each Participant were subject to Internal Revenue Service (“IRS”) limits of $19,000 and $18,500 in 2019 and 2018, respectively, for employees who did not attain age 50 by the end of the plan year. For employees who did attain age 50 by the last day of the plan year, the annual maximum pre-tax contribution was $25,000 and $24,500 for 2019 and 2018, respectively.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2019 and 2018

Participants can also elect to contribute up to 15 percent of their pay on an after-tax basis. The total amount of Elective Contributions (pre-tax and after-tax) may not exceed 50 percent of pay (further subject to the combined IRS annual contribution limit, adjusted periodically by law, which was $56,000 for 2019 and $55,000 for 2018).

New employees with funds held under a previous employer’s qualified plan are permitted to roll over eligible amounts from such funds into the Plan.

Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.

Active or former employees who are Participants and who receive a lump sum distribution from a Company qualified pension plan (National Grid USA Companies’ Final Average Pay Pension Plan, Niagara Mohawk Pension Plan, KeySpan Retirement Plan and Retirement Income Plan of KeySpan Corporation) may roll the lump sum proceeds into the Plan to the extent the proceeds qualify for rollover under the Internal Revenue Code (“IRC”). The total amount rolled over from these Plans in 2019 was $2,046,293.

Company Core Contributions

Participants hired or rehired on January 1, 2011 or later are eligible for Company Core Contributions, which begin the 1st of the month following 3 months of service. The Company calculates a Participant’s Core Contribution each payroll period, based on actual compensation for that payroll period. The contribution is a percentage of pay based on the Participant’s total points as set forth in the plan documents as of January 1 of the plan year. The contribution schedule is as follows:

Points	Core Contribution (% of Pay)
< 45	4%
45 – 54	5%
55 – 64	6%
65 – 74	7%
75 +	8%

Core Contributions are based on All Pay. Participants will have an account established for them at Vanguard. Core contributions will be made to the account even if Participants do not contribute to the Plan.

Unless elected otherwise, Core Contributions will be automatically invested in the Qualified Default Investment Alternative which is the Vanguard Target Retirement Trust Select closest to the year in which the Participant will attain age 65. Once enrolled, Participants can change the investment allocation at any time.

Company Matching Contributions

The Company matches 50 percent of the first 8 percent Participants contribute (pre-tax and after-tax contributions) to the Plan up to the annual IRS compensation limit. Matching Contributions are based on All Pay, as a ratio of the Participant’s Elective Contribution dollar amount and their All Pay. All Matching Contributions are invested in the same investments elected by the Participant for their employee contributions unless otherwise directed by the Participant. The Company performs an annual “true-up” calculation following the end of each year to determine the maximum amount of Company Matching Contributions based on participant’s contributions made over the entire year. If any amount is due, it is deposited into the participant’s account.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2019 and 2018

Automatic Enrollment

New hires are automatically enrolled 45 days after the hire date at 6 percent of their All Pay. Participant contributions will be defaulted to the Plan’s QDIA if a Participant does not select their own investments. The automatic enrollment can be reversed within the first 90 days of the enrollment date and all money in the account returned to the Participant. After the first 90 days of enrollment, the automatic enrollment can be reversed but any money already contributed to the account cannot be returned to the Participant.

Automatic Increase

Participants may elect an automatic increase of 1 to 3 percent of their pre-tax Contributions each year. A participant can elect to make the automatic increase effective at any time during the year and is capped at 50 percent of eligible compensation. It is not available for after-tax Contributions.

Participant Accounts

Each Participant’s account is credited with the Participant’s Contribution, allocations of (a) the Matching Contributions, (b) Company Core contributions (if applicable), and (c) allocations of plan earnings, net of fees. Allocations are based on Participant earnings, account balances or specific participant transactions, as defined. The benefit to which a Participant is entitled is the benefit that can be provided from the Participant’s vested account.

Vesting

Participants are immediately vested in their Elective Contributions plus actual earnings thereon. Upon termination of employment (if you are vested) or upon the determination of an employee’s disability being total and permanent, a Participant or a Participant’s beneficiary (in the case of death) is entitled to receive the full amount in the Participant’s account. Participants will be 100 percent vested in employer match, Company Core, and employer non-elective contributions on the earlier to occur of: (i) the Participant’s completion of three (3) years of service with the Company; (ii) the Participant’s attainment of Normal Retirement Age (age 65) (iii) the death of the Participant; (iv) the disability of the Participant if the Participant is receiving disability benefits under Title II of the Social Security Act; or (v) the termination or partial termination of the Plan.

Notes Receivable from Participants

An employee can obtain a loan from the Plan from such Participant’s account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50 percent of the Participant’s account balance or $50,000. The $50,000 limit is further limited by the Participant’s highest outstanding loan balance within the twelve months preceding the loan request. The loans are secured by the balance in the Participant’s account. Loans must be repaid over a period of one to five years (up to fifteen years for the purchase of a primary residence) by means of payroll deductions. The loan interest rate is set at the time Participants apply for a loan based on the rate established by the Administrator. Interest rates at December 31, 2019 ranged from 3.25 percent to 10.50 percent. Participants who leave the Company or are on an unpaid leave of absence can continue to repay their outstanding loan balance through the remaining amortization period directly to Vanguard.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2019 and 2018

A default of the loan will occur if the loan balance is not paid off by the end of the quarter following the quarter in which the missed payment was due or the loan is not paid in full by the contractual maturity date. In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default solely for determining the amount available for a subsequent loan. Deemed distributions are included in the Loan Fund’s investment balance until the employee has been terminated. Upon termination the defaulted loan balance is deducted from the Plan. There were cumulative deemed distributions of $501,502 and $535,109 as of December 31, 2019 and 2018, respectively.

Payment of Benefits

Participants qualify for a distribution of their entire account balance when the Participant ends employment (including at retirement), becomes totally and permanently disabled or reaches age 59 1/2. Participants who qualify for a distribution may receive an immediate lump sum, defer payment, or receive the value of their account in cash installments. If a Participant defers receipt of benefits, their funds will remain invested in the investment funds of their choice. They may make investment transfers in the same manner as any active Participant.

The Plan allows automatic lump-sum distributions if the value of the Participant’s vested account balance is less than $1,000 and the Participant is no longer employed by the Company. The Participant must consent to the distribution if the present value is more than $1,000.

Unless Participants choose otherwise, their account balance remains in the Plan until they attain age 70 1/2. At that time, Participants are required to receive minimum required distributions beginning on April 1 of the following year. Participants can elect a total or partial distribution from their account(s) at any time following separation of service. In addition, Participants may: 1) receive account balances in annual, semi-annual, quarterly or monthly installments, to be paid over a period not to exceed their life expectancy. Once installments begin, the amount of each payment is determined by dividing the Participant account balance at the time of payment by the number of installments remaining to be paid; 2) receive account balances in a series of substantially equal periodic payments (paid at least annually for their life expectancy); or 3) elect to receive distributions in any amount a Participant wishes, beginning and ending at their discretion.

The Plan allows Qualified Non-elective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the Internal Revenue Code (“IRC”). Following separation from service prior to age 55, a Participant may elect to receive a partial distribution from his or her account or a total distribution at any time; such Participant may also defer receipt of his or her benefit until the latest date permitted under the IRC.

Forfeitures

Forfeiture accounts are maintained to hold any Employer contributions and earnings thereon that were deposited as a result of a Participant’s separation from service prior to becoming fully vested. In addition, forfeitures from prior plan mergers and uncashed Participant checks are held in the Plan forfeiture accounts.

As of December 31, 2019 and 2018, forfeited non-vested accounts totaled $634,834 and $750,304, respectively. These accounts may be used to reduce future Employer contributions and pay plan administration expenses as described in the plan document. During the year ended December 31, 2019, $989,032 of forfeited non-vested accounts were used to reduce Employer contributions.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2019 and 2018

Note 2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan have been prepared on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the trustees. See Note 9 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the gains and losses on investments bought and sold as well as held during the year.

Expenses

Management fees and operating expenses are charged to plan Participants and are reflected as a reduction of investment return in each of the investment options of the Plan. Such management fees and operating expenses are deducted from income earned on a daily basis. Fees related to the administration of notes receivable from participants are charged directly to the participant’s account and are included in administrative expenses.

Notes Receivable from Participants

Notes receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Related fees are recorded as administrative expenses and are expensed when they are incurred. Interest income is recorded on the accrual basis. No allowance for credit losses has been recorded as of December 31, 2019 and 2018.

Payment of Benefits

Benefit payments to, and withdrawals by Participants, are recorded when paid.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2019 and 2018

Recent Accounting Standards

In February 2017, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2017-06, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965)-Employee Benefit Plan Master Trust Reporting. The main provisions of the ASU require a plan to separately present the plan’s interest in any master trusts and changes therein in the statements of net assets available for benefits, and in the statement of changes in net assets available for benefits, respectively. Plans with divided interests are no longer required to disclose the percentage interest in the master trust, instead, all plans are required to disclose the dollar amount of the plan’s interest by general type of investment. Additionally, all plans are required to disclose the balances of the master trust’s other assets and liabilities, and the dollar amount of the plan’s interest in each of those balances. Lastly, 401(h) account disclosures are no longer required to be included in the health and welfare benefit plan financial statements. The health and welfare plan is only required to disclose the name of the pension plan in which those 401(h) disclosures are included. The amendments in ASU 2017-06 were effective for fiscal years beginning after December 15, 2018, however, early adoption is permitted. These financial statements reflect adoption of the standard with retrospective application for all periods presented.

Note 3.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, any unallocated assets of the Plan will be allocated to Participant accounts and distributed in such a manner as the Company may determine, and participants will become 100 percent vested in their Company contributions.

Note 4.	Tax Status

The IRS has determined and informed the Company by a letter dated October 18, 2017, that the Plan was designed in accordance with applicable sections of the IRC. The Plan has since been amended, however, the plan administrator and the Plan’s counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.

U.S. GAAP requires management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Note 5.	Related Party and Party-In-Interest Transactions

Section 3(14) of ERISA defines a party-in-interest to include among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to Participants and investments in American Depositary Receipts of National Grid plc are considered party in interest transactions. Moreover, the Plan’s investment options include mutual funds and collective trust funds managed by Vanguard.

Certain administrative functions are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2019 and 2018

Note 6.	Administration of Plan Assets

The trustees of the Plan hold the Plan’s assets. Contributions are held and managed by the trustees, who invest cash received, interest and dividend income and make distributions to Participants.

Note 7.	Plan Administrative and Consulting Expenses

Some administrative expenses for the Plan are paid by the Company. The trustee was paid $509,994 in administration fees out of plan assets for administering and consulting related to the Plan during the year ended December 31, 2019.

Note 8.	Master Trust

A portion of the Plan’s investments are in the Master Trust, which was established for the investment of assets of the Plan and the National Grid USA Companies’ Incentive Thrift Plan II. Each participating retirement plan has a divided interest in the Master Trust. The assets of the Master Trust are held by Wells Fargo.

The value of the Plan’s interest in the Master Trust is based on the beginning of the year value of the Plan’s interest in the trust plus actual contributions and allocated investment income less actual distributions and allocated administrative expenses. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon the amount of the time the Plan’s assets were invested in the Master Trust.

The following table presents the net assets of the Master Trust as of December 31, 2019 and 2018:

	December 31, 2019
	Master Trust Balances	Plan’s Interest in Master Trust Balances
Investments, at fair value:
Collective Trust Fund	$568,346,910	$263,399,555
Accrued expenses	220,391	102,140

Total	$568,126,519	$263,297,415

	December 31, 2018
	Master Trust Balances	Plan’s Interest in Master Trust Balances
Investments, at fair value:
Collective Trust Fund	$578,798,554	$266,258,920
Accrued expenses	270,538	124,453

Total	$578,528,016	$266,134,467

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2019 and 2018

The following table summarizes the net investment income of the Master Trust for the year ended December 31, 2019:

2019
Investment income:
Interest income	$14,485,923

Refer to Note 9 for description of the valuation methodologies used.

The following table sets forth by level, within the fair value hierarchy, the Master Trust’s assets at fair value as of December 31, 2019 and 2018:

	Master Trust Assets at Fair Value as of December 31, 2019
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trust fund	$-	$263,399,555	$-	$263,399,555

	Master Trust Assets at Fair Value as of December 31, 2018
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trust fund	$-	$266,258,920	$-	$266,258,920

Note 9.	Fair Value Measurements

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under authoritative guidance are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2019 and 2018

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observables and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2019 or 2018:

Common stock: Investments in the National Grid American Depositary Receipts (which trades on the New York Stock Exchange (“NYSE” under the symbol “NGG”) are valued according to the closing price on the NYSE.

Mutual funds are valued at the daily closing prices as reported by the funds. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

The collective trusts are valued at the NAV of units of the bank collective trust. NAV is a readily determinable fair value and is the basis for current transactions. Participant transactions (purchases and sales) may occur daily. If the Plan initiates a full redemption of the collective trust, the issuer reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

Self-directed brokerage funds consist primarily of mutual funds that are valued at the daily closing prices as reported by the funds. Additionally, there is an FDIC insured interest bearing deposit account.

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2019 and 2018 excluding the Plan’s interest in the Master Trust:

	Assets at Fair Value as of December 31, 2019
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trust funds	$-	$2,091,316,970	$-	$2,091,316,970
Common stock	137,057,610	-	-	137,057,610
Mutual funds	62,187,310	-	-	62,187,310
Self-directed brokerage funds	3,734,513	-	-	3,734,513

Total investments subject to the fair value hierarchy	$202,979,433	$2,091,316,970	$-	$2,294,296,403

	Assets at Fair Value as of December 31, 2018
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trust funds	$-	$1,348,956,240	$-	$1,348,956,240
Common Stock	117,555,643	-	-	117,555,643
Mutual funds	419,881,080	-	-	419,881,080

Total investments subject to the fair value hierarchy	$537,436,723	$1,348,956,240	$-	$1,886,392,963

Note 10.	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

Note 11.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2019 and 2018:

	2019	2018
Net assets available for benefits per the financial statements	$2,587,510,139	$2,178,859,381
Less deemed distributions	(501,502)	(535,109)

Net assets available for benefits per the Form 5500	$2,587,008,637	$2,178,324,272

The following is reconciliation of the change in net assets per the financial statements to the Form 5500 for the year ended December 31, 2019:

2019
Change in net assets available for benefits per the financial statements	$405,213,414
Change in cumulative deemed distributions	33,607

Change in net assets available for benefits per the Form 5500	$405,247,021

National Grid USA Companies’ Incentive Thrift Plan I

Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year)

December 31, 2019

Plan #005

EIN: 04-1663150

(a)	(b) Identity of Issuer, borrower, lessor or similar party	(c) Description of Investment, including maturity date, rate of interest, collateral, par or maturity value	(d) Cost**	(e) Current Value
	Mutual funds:
	PIMCO Total Return Fund; Institutional Class	Mutual fund; 6,014,247 shares		$62,187,310

	Total mutual funds			62,187,310

	Collective trust funds:
	T. Rowe Price Retirement 2005 Trust; Class F	Collective trust fund; 108,634 units		1,802,233
	T. Rowe Price Retirement 2010 Trust; Class F	Collective trust fund; 62,439 units		1,086,437
	T. Rowe Price Retirement 2015 Trust; Class F	Collective trust fund; 52,535 units		980,829
	T. Rowe Price Retirement 2020 Trust; Class F	Collective trust fund; 799,750 units		15,986,993
	T. Rowe Price Retirement 2025 Trust; Class F	Collective trust fund; 281,152 units		5,966,038
	T. Rowe Price Retirement 2030 Trust; Class F	Collective trust fund; 1,380,812 units		30,847,343
	T. Rowe Price Retirement 2035 Trust; Class F	Collective trust fund; 30,365 units		704,170
	T. Rowe Price Retirement 2040 Trust; Class F	Collective trust fund; 665,762 units		15,838,477
	T. Rowe Price Retirement 2045 Trust; Class F	Collective trust fund; 44,829 units		1,073,217
	T. Rowe Price Retirement 2050 Trust; Class F	Collective trust fund; 370,037 units		8,854,993
	T. Rowe Price Retirement 2055 Trust; Class F	Collective trust fund; 9,745 units		233,106
	T. Rowe Price Retirement 2060 Trust; Class F	Collective trust fund; 91,295 units		1,397,721
*	Vanguard Institutional 500 Index Trust	Collective trust fund; 2,110,396 units		239,171,135
*	Vanguard Institutional Extended Market Index Trust	Collective trust fund; 1,192,903 units		128,487,622
*	Vanguard Institutional Total Bond Market Index Trust	Collective trust fund; 324,219 units		34,357,444
*	Vanguard Institutional Total International Stock Market Index	Collective trust fund; 479,260 units		52,958,203
*	Vanguard Target Retirement 2015 Trust Select	Collective trust fund; 2,320,573 units		89,782,975
*	Vanguard Target Retirement 2020 Trust Select	Collective trust fund; 4,850,312 units		194,352,004
*	Vanguard Target Retirement 2025 Trust Select	Collective trust fund; 8,441,066 units		346,252,508
*	Vanguard Target Retirement 2030 Trust Select	Collective trust fund; 8,080,994 units		336,492,605
*	Vanguard Target Retirement 2035 Trust Select	Collective trust fund; 4,047,214 units		171,075,729
*	Vanguard Target Retirement 2040 Trust Select	Collective trust fund; 2,322,381 units		99,444,357
*	Vanguard Target Retirement 2045 Trust Select	Collective trust fund; 2,031,045 units		87,802,067
*	Vanguard Target Retirement 2050 Trust Select	Collective trust fund; 2,052,281 units		88,679,062
*	Vanguard Target Retirement 2055 Trust Select	Collective trust fund; 1,069,759 units		46,202,877
*	Vanguard Target Retirement 2060 Trust Select	Collective trust fund; 395,417 units		17,085,947
*	Vanguard Target Retirement 2065 Trust Select	Collective trust fund; 135,845 units		3,529,254
*	Vanguard Target Retirement Income Trust Select	Collective trust fund; 1,883,381 units		70,871,624

	Total collective trust funds			2,091,316,970

	Self-directed brokerage funds:
	Self-directed brokerage funds	SDBF; 3,734,513 shares/units		3,734,513

	Total self-directed brokerage fund			3,734,513

	Common Stock:
*	National Grid American Depository Receipt Fund	Common stock; 2,186,973 units		137,057,610

	Total common stock			137,057,610

	Total investments per financial statements			2,294,296,403
*	Notes receivable from participants	Loans to participants with various maturities and rates of interest from 3.25% to 10.5%		24,712,063

	Total investments per Form 5500			$2,319,008,466

*	Represents a party-in-interest as defined by ERISA.
**	All investments are participant-directed; therefore cost information has not been presented.